EXHIBIT 23.1
Consent of Independent Auditors’
The Board of Managers
FC-GEN Acquisition Holding, LLC
We consent to the incorporation by reference in the registration statements (No. 333-107280, 333-110877, 333-110902, 333-120917, 333-134082, 333-142987, 333-159040 and 333-166705) on Form S-3, (No. 333-138006) on Form S-4 and (No. 333-01239, 333-40769, 333-40771, 333-73916, 333-120915, 333-126195 and 333-161131) on Form S-8 of Health Care REIT, Inc. of our report dated March 25, 2011, with respect to the consolidated balance sheets of FC-GEN Acquisition Holding, LLC and subsidiaries (the Company) as of December 31, 2010 and 2009, and the related consolidated statements of operations, equity and other comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2010, which report appears in Form 8-K of Health Care REIT, Inc. dated April 7, 2011.
/s/ KPMG LLP
Philadelphia, Pennsylvania
April 6, 2011